Exhibit 99.4

LAZARD FRÈRES & CO. LLC 30 ROCKEFELLER PLAZA NEW YORK, NY 10020 PHONE 212-632-6000 www.lazard.com

March 30, 2011

The Board of Directors

Smurfit-Stone Container Corporation

Six CityPlace Drive

Creve Coeur, MO 63141

Dear Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated January 23, 2011, to the Board of Directors of Smurfit-Stone Container Corporation (“Smurfit-Stone”) as Annex C to, and reference thereto under the headings “SUMMARY–Opinions of Financial Advisors–Smurfit-Stone Financial Advisor”, “THE MERGER–Smurfit-Stone Board of Directors’ Recommendation–Financial and Other Considerations Supporting the Transaction” and “THE MERGER–Opinion of Financial Advisor to the Smurfit-Stone Board of Directors” in, the joint proxy statement/prospectus relating to the proposed transaction involving Smurfit-Stone and Rock-Tenn Company (“RockTenn”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of RockTenn (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By:	/s/ William M. Lewis, Jr.
William M. Lewis, Jr.
Managing Director